NOTE PURCHASE AGREEMENT

by and among

DARLING INTERNATIONAL INC.,

THE GUARANTORS PARTY HERETO

and

THE PURCHASERS SET FORTH

ON ANNEX A HERETO

December 31, 2003

$35,000,000 Aggregate Principal Amount of

Senior Subordinated Notes Due December 31, 2009

      THIS NOTE PURCHASE AGREEMENT (this “Agreement”), dated as of December 31, 2003, is by and among Darling International Inc., a Delaware corporation (the “Company”), the Guarantors party hereto from time to time and the securities purchasers set forth on Annex A hereto (the “Purchasers”). Capitalized terms used and not defined elsewhere in this Agreement are defined in Article I hereof.

RECITALS

      The Company proposes to sell to the Purchasers senior subordinated notes in the original aggregate principal amount of $35,000,000, due December 31, 2009 (the “Notes”).

       The Purchasers propose to purchase the Notes upon the terms and conditions set forth herein.

      NOW, THEREFORE, the parties hereto, in consideration of the premises and their mutual covenants and agreements herein set forth and intending to be legally bound hereby, covenant and agree as follows:

ARTICLE I
DEFINITIONS

      1.1      Certain Definitions. In addition to other words and terms defined elsewhere in this Agreement, the following words and terms shall have the meanings set forth below (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

       “Affiliate” shall mean with respect to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with such Person, (b) that directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of such Person, or (c) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Person in question. The term “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

       “Agreement” shall mean this Note Purchase Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

       “Business Day” shall mean any day other than a Saturday, Sunday or other day on which banking institutions in New York are authorized or required by law to close.

       “Capital Lease Obligations” shall mean as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP. For the purposes of this Agreement, the amount of such Capital Lease Obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

       “Cash Equivalents” shall mean (a) securities issued or fully guaranteed or insured by the United States government or any agency thereof, (b) certificates of deposit, eurodollar time deposits, overnight loan participations, overnight bank deposits and bankers’ acceptances of any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations), (c) commercial paper of an issuer rated at least “A-1” or “A-2” by Standard & Poor’s Rating Corp, a division of The McGraw-Hill Companies (“S&P”) or “P-1” or “P-2” by Moody’s Investors Service (“Moody’s”), and (d) shares of any money market fund that (i) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (a) through (c) above, (ii) has net assets of not less than $250,000,000 and (iii) is rated at least “A-1” or “A-2” by S&P or “P-1” or “P-2” by Moody’s; provided, however that the maturities of all obligations of the type specified in clauses (a) through (c) above shall not exceed three hundred sixty-five (365) days.

       “Charter Documents” shall mean the Restated Articles of Incorporation and Restated Certificate of Incorporation (or similar organizational documents) filed with the appropriate Governmental Authorities of the Company or its Subsidiaries, as applicable, including all amendments and supplements thereto.

       “Closing Date” shall have the meaning assigned to such term in Section 2.2.

       “Closing” shall have the meaning assigned to such term in Section 2.2.

       “Code” shall mean the Internal Revenue Code of 1986, as amended.

       “Company” shall have the meaning assigned to such term in the preamble hereto.

       “Consolidated Total Debt” shall mean (a) the sum of the Company’s consolidated Indebtedness arising under clauses (a), (b) and (g) of the definition thereof, less (b) an amount equal to the aggregate face amount of all letter of credit outstanding multiplied by fifty percent (50%), less (c) an amount equal to any Unrestricted Cash of the Company.

       “Consolidated Total Debt to EBITDA Coverage Ratio” shall mean, for any date, the ratio of Consolidated Total Debt for the most recently ended Fiscal Quarter to EBITDA for the four (4) Fiscal Quarters ending on or before such date.

       “Covered Taxes” shall have the meaning assigned to such term in Section 3.6.

       “Credit Facilities” shall mean one or more debt facilities (including, without limitation the Senior Credit Agreement), commercial paper facilities or indentures, in each case, with banks or other institutional lenders or a trustee providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or issuances of note, in each case, as amended, modified, renewed, refunded, replaced, restated, substituted or refinanced in whole or in part and from time to time outstanding. The term “Credit Facilities” as used in Article XII shall include any Credit Facility other than a Credit Facility which by its express terms is pari passu with or subordinate to the Notes.

       “Default” shall mean any event or condition that, but for the giving of notice or the lapse of time, or both, would constitute an Event of Default.

       “Default Rate” shall mean two percent (2%) per annum above the rate of interest otherwise applicable under Section 3.1.

       “Domestic Subsidiary” shall mean any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

       “EBITDA” shall mean, for any period and any Person, the total of the following each calculated without duplication for such Person on a consolidated basis for such period: (a) Net Income, plus (b) any provision for (or less any benefit from) income or franchise taxes included in determining Net Income, plus (c) Net Interest Expense deducted in determining Net Income, plus (d) amortization and depreciation expense deducted in determining Net Income.

       “Event of Default" shall mean any of the events of default described in Section 10.1 hereof.

       “Fiscal Quarter” shall mean any of the four (4) periods falling in each Fiscal Year, each such period being thirteen (13) or fourteen (14) weeks in duration, as applicable, with the first such period in any Fiscal Year beginning on the first day of such Fiscal Year and the last such period in any Fiscal Year ending on the Saturday closest to December 31st.

       “Fiscal Year” shall mean each fifty-two (52) or fifty-three (53) week period, as the case may be, beginning on the date, which is one day after the date of the end of the similar preceding period and ending on the Saturday closest to December 31.

       “GAAP” shall mean generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

       “Governmental Authorities” shall mean any federal, state or municipal court or other governmental department, commission, board, bureau, agency or instrumentality, governmental or quasi-governmental, domestic or foreign.

       “Guarantee” shall mean for any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

       “Guarantor” shall mean any Domestic Subsidiary of the Company (other than Insurance Company of Colorado) existing on the date hereof and any future Domestic Subsidiary that shall be required to execute and deliver a guaranty or other similar agreement pursuant to Section 11.8. For the avoidance of doubt, the term “Guarantor” as used in Article XII means any Person that now or hereafter Guarantees any part of the Obligations or the Notes.

       “Hedging Agreement” shall mean any present or future, whether master or single, agreement, document or instrument providing for, or constituting an agreement to enter into, an interest-rate, basis, credit default or commodity swap, forward-rate arrangement, commodity option, equity or equity-index swap or option, bond or interest-rate option, forward-foreign-exchange arrangement, rate-cap, rate-collar or rate-floor arrangement, currency or cross-currency-swap arrangement, swaption, currency-option, or any similar arrangement.

       “Indebtedness” shall mean for any Person at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (other than preferred stock), (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable arising in the ordinary course of business that are not overdue by more than ninety (90) days), (d) all Capital Lease Obligations of such Person, (e) all Indebtedness of others Guaranteed by such Person, (f) all obligations secured by a Lien existing on property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person, and (g) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds, and similar instruments. In determining the dollar amount of Indebtedness of a Person for any purpose of this Agreement, the dollar amount of any Indebtedness of the type described in clause (f) which has not be assumed by such Person and which is non-recourse to the credit of such Person, shall be equal to the lesser of the amount of the Indebtedness so secured or the fair market value of the applicable property.

       “Insolvency or Liquidation Proceeding” shall mean, with respect to any Person, (a) an insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or similar case or proceeding in connection therewith, relative to such Person or its creditors, as such, or its assets, (b) any liquidation, dissolution or other winding-up proceeding of such Person, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (c) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of such Person.

       “Investment” shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of: (a) any share of capital stock or other equity interest, evidence of Indebtedness or other security issued by any other Person, (b) any loan, advance or extension of credit to, or contribution to the capital of, any other Person, (c) any guarantee of the obligations of any other Person, (d) any acquisition of all, or any division or similar operating unit of, the business of any other Person or the assets compromising such business, division or unit, and (e) any other similar investment.

       “Lien” shall mean any lien, mortgage, security interest, tax lien, financing statement, pledge, charge, hypothecation, assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law or otherwise.

       “Material Adverse Effect” shall mean with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business or properties of the Company and its Subsidiaries, taken as a whole, (b) the rights and remedies of the Noteholders under any Purchase Document, or the ability of the Company or any Guarantor to perform any of its material obligations under any Purchase Document to which it is a party (other than joint and several payment obligations hereunder to the extent the ability of the Company and its Subsidiaries, as a whole, to make such payments is not materially adversely affected), or (c) the legality, validity or enforceability of any Purchase Document, in each case whether attributable to a single circumstance or event or an aggregation of circumstances or events.

       “ Material Restricted Subsidiary" shall mean a Restricted Subsidiary that has more than $2,000,000 in total assets.

       “Net Income” shall mean, for any period and any Person, such Person’s consolidated net income (or loss) determined in conformity with GAAP (it being understood that such net income in conformity with GAAP is prior to any adjustment for dividends and accretion relating to preferred stock), but excluding : (a) the income of any other Person (other than its Subsidiaries) in which such Person or any of its Subsidiaries has an ownership interest, unless received by such Person or its Subsidiary in a cash distribution, (b) any after-tax gains or losses attributable to asset dispositions, and (c) to the extent not included in clauses (a) and (b) above, any after-tax extraordinary or non-cash, gains or credits or extraordinary, or non-cash losses or charges.

       “Net Interest Expense” shall mean, for any period and any Person, the remainder of the following for such Person calculated on a consolidated basis in accordance with GAAP: (a) interest expense minus (b) interest income.

       “Non-Payment Event of Default” shall mean any event (other than a Payment Event of Default), the occurrence of which (with or without notice or the passage of time) entitles one or more Persons to accelerate the maturity of any Credit Facility.

       “Noteholders” shall mean the holders of the Notes, including the Purchasers.

       “Notes” shall have the meaning assigned to such term in the recitals hereto.

       “Obligations” shall mean all obligations, liabilities and indebtedness (monetary (including post-petition interest, whether or not allowed) or otherwise) of the Company under this Agreement or any other Purchase Document, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

       “Payment Blockage Notice” shall mean a written notice delivered to the Noteholders by the Senior Agent (or any other designated representative in respect of any Credit Facility) with respect to a Non-Payment Event of Default.

       “Payment Blockage Period” shall mean the period of time commencing on the date of receipt by the Noteholders of the Payment Blockage Notice and ending on the earliest of (a) 179 days thereafter, (b) the date on which such Non-Payment Event of Default is cured, waived in writing or ceases to exist or the applicable Credit Facility is discharged or (c) the date on which such Payment Blockage Period shall be terminated by written notice to the Company or the Noteholders from the Senior Agent (or any other designated representative in respect of the applicable Credit Facility) initiating such Payment Blockage Period.

       “Payment Event of Default” shall mean any default in the payment or required prepayment of principal of (or premium, if any, on) or interest in respect of any Credit Facility when due (whether at final maturity, upon scheduled installment, upon acceleration or otherwise).

       “Permitted Junior Securities” shall mean any equity securities or subordinated debt securities of the Company or any successor obligor with respect to any Credit Facility provided for by a plan of reorganization or readjustment that, in the case of any such subordinated debt securities, are subordinated in right of payment to the Credit Facilities that may at the time be outstanding to substantially the same degree as, or to a greater extent than, the Notes are so subordinated as provided in this Agreement.

       “Person” shall mean any individual, partnership, limited partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity or department, agency or political subdivision thereof.

       “Preferred Stock” shall mean the Series A Preferred Stock of the Company.

       “Purchase Documents” shall mean this Agreement, the Notes and all other agreements, instruments and documents delivered in connection therewith as any or all of the foregoing may be supplemented or amended from time to time.

       “Purchasers” shall have the meaning assigned to such term in the preamble hereto.

       “Raw Material Supplier” shall have the meaning assigned to such term in Section 9.1(p).

       “Representatives” shall have the meaning assigned to such term in Section 13.16(a).

       “Required Noteholders” shall mean, at any time, the Noteholders holding a pro rata percentage of the outstanding principal amount of the Notes aggregating more than fifty percent (50%) at such time.

       “Restricted Payment” shall mean, with respect to the Company or any Restricted Subsidiary, (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock or other equity interest now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or other equity interest to the holders of that class, (b) any redemption, conversion, exchange, retirement, sinking fund, or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock or other equity interest now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire shares of any class of stock or other equity interest now or hereafter outstanding or (d) any payment, repayment, redemption, retirement, repurchase or other acquisition, direct or indirect, by the Company or any Restricted Subsidiary, on account or, or in respect of, the principal of any subordinated debt other than the Notes.

       “Restricted Subsidiaries" shall mean a Subsidiary of a Person that is not an Unrestricted Subsidiary.

       “SEC” shall mean the Securities and Exchange Commission and any governmental body or agency succeeding to the functions thereof.

       “Securities Act” shall mean the Securities Act of 1933, as amended.

       “Senior Agent” shall mean Credit Lyonnais New York Branch, acting in its capacity as agent for the Senior Lenders, or any successor agent.

       “Senior Credit Agreement” shall mean that certain Amended and Restated Credit Agreement, dated as of May 10, 2002, by and among the Company, the Senior Lenders and the Senior Agent, as the same may be amended, modified, renewed, replaced, refinanced, restated or substituted in whole or in part from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or any successor replacement agreement, whether pursuant to one or more agreements, whether or not with the same or any other agent, lender or group of lenders, and whether outstanding on the date hereof or incurred hereafter. All references in this Agreement to Indebtedness under the Senior Credit Agreement shall include the Primary Obligations and Secondary Obligations (each as defined in the Senior Credit Agreement.).

       “Senior Debt” shall mean:

      (a) all Indebtedness of the Company or any of its Subsidiaries outstanding under the Senior Credit Agreement and all obligations under Hedging Agreements whether outstanding on the date hereof or incurred hereafter;

      (b) any other Indebtedness of the Company or any of its Subsidiaries permitted to be incurred under Sections 9.1 (a), (b), (d), (e), (h), (i) in respect of Indebtedness of the type otherwise permitted to be "Senior Debt", (j), (k), (r) in respect of Indebtedness of the type otherwise permitted to be "Senior Debt", and (s) and the proviso to Section 9.1, provided that, in the case of clause (s) and the proviso, only in respect of Indebtedness arising under clauses (a), (d) and (g) of the definition thereof and clauses (e) and (f) in respect of Indebtedness of the type permitted under clauses (a), (d) and (g) of the definition thereof, in each case unless the instrument under which such Indebtedness is incurred expressly provides that it is on parity with or subordinated in right of payment to the Notes; and

       (c) all obligations with respect to the items listed in clauses (a) and (b) (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowable claim under applicable law).

For the avoidance of doubt, (x) taxes of the type described in Section 6.7 and any other payments to any Governmental Authorities, (y) obligations among the Company and any of its Subsidiaries and (z) amounts owing to vendors or providers of services shall, in each case, not be “Senior Debt”.

       "Senior Lenders" shall mean, collectively, the lenders party to the Senior Credit Agreement.

       "Subsidiary" of any corporation or other entity shall mean any other corporation or other entity of which the outstanding equity interests possessing a majority of voting power in the election of directors or others performing similar functions (otherwise than as the result of a default) is owned or controlled by such corporation or other entity directly or indirectly through such Subsidiary.

       "Transactions" shall mean the incurrence of debt and the issuance of securities in connection therewith, as contemplated by this Agreement, the Notes and any other Purchase Documents.

      “United States” and “U.S.” mean the United States of America.

      "Unrestricted Cash" shall mean the value of cash and Cash Equivalents available to the Company which is not subject to any Lien (except any Lien now or hereafter existing in respect of the Senior Facilities).

      "Unrestricted Subsidiary" shall mean the Subsidiaries listed on Schedule 1.1 and any other Subsidiary of the Company which has been approved in writing as an Unrestricted Subsidiary by the Required Noteholders, which Subsidiaries do not conduct any business or own any assets which, individually or in aggregate, are material to the Company’s business.

      1.2     Accounting Principles. Except as otherwise expressly provided herein, the character or amount of any asset, liability, capital account or reserve and of any item of income or expense to be determined, any consolidation or other accounting computation to be made, and the construction of any definition containing a financial term, pursuant to this Agreement shall be determined or made in accordance with GAAP, on a basis consistent with those used in the preparation of the financial statements referred to in Section 6.2. In the event any changes in accounting principles required by GAAP or recommended by the Company’s certified public accountants and implemented by the Company occur and such changes result in a change in the method of the calculation of financial covenants, standards or term under this Agreement, then the Company and the Purchasers shall amend this Agreement to equitably reflect such changes.

      1.3     Other Definitional Provisions; Construction. Whenever the context so requires, neuter gender includes the masculine and feminine, the singular number includes the plural and vice versa. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not it any particular provision of this agreement, and references to clause, Section, Article, Annex, Schedule, Exhibit and like references are references to this Agreement unless otherwise specified. The words “includes” or “including” shall mean “including without limitation”. A Default or Event of Default shall “continue” or be “continuing” until such Default or Event of Default has been cured, or has been waived by the Noteholders. References in this Agreement to any Persons shall include such Persons, successors and permitted assigns.

ARTICLE II
ISSUE AND SALE OF NOTES

      2.1     Sale and Purchase. Subject to the terms and conditions and in reliance upon the representations, warranties and agreements set forth herein, the Company shall sell to the Purchasers and the Purchasers shall purchase from the Company the Notes, to be substantially in the form attached hereto as Exhibit A.

      2.2     The Closing. Delivery of and payment for the Notes (the “Closing”) shall commence at 10:00 a.m., New York time, on December  31, 2003 (the “Closing Date”). Delivery of the Notes shall be made to the Purchasers against payment of the purchase price therefore by wire transfer of immediately available funds to an account designated by the Company. The Notes shall be issued in such name or names and in such permitted denomination or denominations as set forth in Annex B or as the Purchasers may request in writing not less than two (2) Business Days before the Closing Date.

ARTICLE III
REPAYMENT OF NOTES

      3.1     Interest Rates and Interest Payments. Interest shall accrue commencing on the Closing Date and shall be payable on the Notes in arrears on the last Business Day of each Fiscal Quarter of the Company during the term of the Notes, commencing with a payment on March 31, 2004. The Notes shall bear interest, payable in cash, on the outstanding principal amount thereof at a rate per annum equal to twelve percent (12.0%). Interest on the Notes will be computed on the basis of a year of 360 days, composed of twelve 30-day months, and the actual number of days elapsed. Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default under Sections 10.1(a), (c), (f) or (g), the Notes shall bear interest on the outstanding principal amount thereof at a rate equal to the Default Rate.

      3.2    Repayment of Notes. The Company covenants and agrees to repay the unpaid principal balance of the Notes in full, together with any accrued and unpaid interest, fees and other amounts due hereunder, upon the maturity of the Notes on December 31, 2009.

      3.3    Optional Prepayment of Notes.

      (a)     Subject to the terms of this Section 3.3(a), commencing on June 1, 2006, the Company may prepay the outstanding principal amount of the Notes in whole or in part in multiples of $100,000, or such lesser amount as is then outstanding, at any time at a price equal to the principal amount so prepaid, plus (i) any accrued and unpaid interest on the amount prepaid to the date set for prepayment, plus (ii) in the event prepayment occurs on or prior to May 31, 2008, a prepayment fee, representing the amortization of certain of the Purchasers' costs incurred in connection with the purchase of the Notes, equal to the principal amount prepaid multiplied by the following percentage:

If Prepaid During the 12-Month Period From:	Percentage
June 1, 2006 through May 31, 2007	5.50%
June 1, 2007 through May 31, 2008	2.75%
thereafter	0%

      (b)     Subject to the terms of this Section 3.3(b), the Company may prepay with the net proceeds from one or more sales or issuances of any capital stock of the Company the outstanding principal amount of the Notes at any time prior to the third (3rd) anniversary of the Closing Date at a price equal to the principal amount so prepaid, plus (i) any accrued and unpaid interest on the amount prepaid to the date set for prepayment, plus (ii) a prepayment fee equal to the principal amount prepaid multiplied by twelve percent (12.0%); provided that the aggregate principal amount prepaid under this Section 3.3(b) shall not exceed thirty-five percent (35%) of the original principal amount of the Notes.

      (c)    In the case of a partial prepayment of the Notes pursuant to Section 3.3(a) or (b), such prepayment shall be applied ratably to the Notes outstanding at the time of such prepayment, in accordance with the outstanding principal amounts thereof.

      3.4     Notice of Optional Prepayment. If the Company shall elect to prepay any Notes pursuant to Section 3.3 hereof, the Company shall give notice of such prepayment to each Noteholder to be prepaid not less than ten (10) days prior to the date fixed for prepayment, specifying (a) the date on which such prepayment is to be made, (b) the principal amount of such Notes to be prepaid on such date, (c) the prepayment fee, if any, and (d) any accrued and unpaid interest applicable to the prepayment.

      3.5    Manner and Time of Payment. The Company will pay all sums becoming due on any Note for principal, prepayment fee, if any, and interest to the Noteholders by the method and at the address specified for such purpose in Annex A, or by such other method or at such other address as the Noteholders shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, each Noteholder shall surrender such Note for cancellation, reasonably promptly after such request, to the Company at its principal executive office.

      3.6     Taxes. The Company agrees to pay any present or future stamp, documentary, or similar levies of the U.S. or any political subdivision thereof that arise at any time or from time to time from the execution or delivery by the Company or from the filing or recording or maintenance of, or otherwise with respect to the exercise by the Noteholders of their respective rights under any and all Purchase Documents, excluding any such taxes payable by any Noteholder in connection with the transfer of any Notes (such non-excluded taxes, collectively, the “Covered Taxes”). The Company will indemnify the Noteholders for the full amount of any Covered Taxes, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payment of this indemnification shall be made within thirty (30) days from the date the Noteholders provide the Company with a certificate certifying and setting forth in reasonable detail the calculation thereof as to the amount and type of such Covered Taxes. Any such certificates submitted by the Noteholder in good faith to the Company shall, absent manifest error, be presumed accurate and properly payable by the Company under this Section 3.6, unless conclusively demonstrated to be incorrect. The obligation of the Company under this Section 3.6 shall survive the payment of the Notes and the termination of this Agreement.

      3.7     Maximum Lawful Rate. This Agreement, the Notes and the other Purchase Documents are hereby limited by this Section 3.7. In no event, whether by reason of acceleration of the maturity of the amounts due hereunder or otherwise, shall interest and fees contracted for, charged, received, paid or agreed to be paid to the Noteholders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest and fees would otherwise be payable to the Noteholders in excess of the maximum amount permissible under applicable law, the interest and fees shall be reduced to the maximum amount permitted under applicable law. If from any circumstance, the Noteholders shall have received anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to such excess of interest shall be applied to the reduction of the principal amount of the Notes, in such manner as may be determined by the Noteholders, and not to the payment of fees or interest, or if such excess interest exceeds the unpaid balance of the principal amount of the Notes, such excess shall be refunded to the Company.

ARTICLE IV
CONDITIONS

      4.1     Conditions to the Purchase of Notes. The obligation of the Purchasers to purchase and pay for the Notes is subject to the satisfaction, prior to or at the Closing, of the following conditions:

      (a)     Representations and Warranties True and Correct. The representations and warranties contained in Article VI hereof shall be true and correct at and as of the Closing Date as though then made, except to the extent of changes caused by the transactions expressly contemplated herein and except to the extent such representations and warranties are made or related to a specified prior date, in which case such representations and warranties shall be true and correct at and as of such specified prior date.

      (b)     No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing or would exist upon the issuance and sale of the Notes (and the application of the proceeds thereof).

      (c)     Closing Documents. The Company will have delivered or caused to be delivered to the Purchasers all of the following documents in form and substance satisfactory to the Purchasers:

(i) one or more Notes (as designated by the Purchasers pursuant to Section 2.2 and Annex B hereof) in aggregate original principal amounts as set forth herein, duly completed and executed by the Company;

(ii) certificates of good standing dated not more than ten (10) days prior to the Closing Date for the Company issued by the Secretary of State of the State of Delaware;

(iii) a copy of the Charter Documents of the Company, certified by the appropriate governmental official of the jurisdiction of its organization as of a date not more than ten (10) days prior to the Closing Date;

(iv) a copy of the by-laws of the Company, certified as of the Closing Date by the secretary or assistant secretary of the Company;

(v) a certificate of the secretary or assistant secretary of the Company, certifying as to the names and true signatures of the officers or other authorized persons of the Company authorized to sign this Agreement and the other Purchase Documents to be delivered by the Company hereunder;

(vi) copies of the resolutions duly adopted by the Company's board of directors to the extent such resolutions are required under the Company's Charter Documents authorizing the execution, delivery and performance by the Company of this Agreement and each of the other Purchase Documents to which the Company is a party, and the consummation of all of the other Transactions, certified as of the Closing Date by the secretary or assistant secretary of the Company;

(vii) an opinion of Weil, Gotshal and Manges LLP, counsel to the Company, in form and substance satisfactory to the Purchasers; and

(viii) such other publicly available documentation relating to the Transactions contemplated by this Agreement as the Purchasers may reasonably request.

      (d)     Fees. All costs and expenses due and payable by the Company pursuant to Section 13.4(a) shall have been paid.

      (e)     Legal Investment. On the Closing Date, the Purchasers' purchase of the Notes shall not be prohibited by any applicable law, rule or regulation of any Governmental Authority (including, without limitation, Regulations T, U or X of the Board of Governors of the Federal Reserve System) as a result of the promulgation or enactment thereof or any changes therein, or change in the interpretation thereof by any Governmental Authority, subsequent to the date of this Agreement.

      4.2     Waiver. Any condition specified in this Article IV may be waived by the Purchasers; provided that no such waiver will be effective against any Purchaser unless it is set forth in a writing executed by such Purchaser.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

       To induce the Company and the Guarantors to enter into this Agreement, each Purchaser represents and warrants to the Company and each Guarantor that:

      5.1     Legal Capacity; Due Authorization Such Purchaser has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and that this Agreement has been duly executed and delivered by such Purchaser and is the legal, valid and binding obligation of such Purchaser enforceable against it in accordance with the terms hereof.

      5.2     Restrictions on Transfers Such Purchaser has been advised that the Notes have not been registered under the Securities Act or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. Such Purchaser is aware that the Company is not under any obligation to effect any such registration with respect to the Notes or to file for or comply with any exemption from registration. Such Purchaser is aware that no federal, state or provincial agency has made any finding or determination as to the fairness of an investment in, nor any recommendation or endorsement of, the Notes. Such Purchaser is purchasing the Notes to be acquired by such Purchaser hereunder for its own account and not with a view to, or for resale in connection with, the distribution thereof in violation of the Securities Act; provided, however, that subject to Section 13.1 of this Agreement, the disposition of such Purchaser’s property shall at all times be and remain in its control.

      5.3     Accredited Investor, etc. Such Purchaser has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and to bear the economic risk of such investment for an indefinite period of time. Such Purchaser is an “accredited investor” as such term is defined in Regulation D under the Securities Act. Such Purchaser acknowledges that such Purchaser has had an opportunity to examine the financial and business affairs of the Company and its Subsidiaries and an opportunity to ask questions of and receive answers from the Company’s and its Subsidiaries’ management with respect to all information it deems material or relevant to its purchase of the Notes.

      5.4     Brokerage Fees, etc. Such Purchaser represents and warrants to each other party to this Agreement that no broker’s, finder’s or placement fee or commission will be payable to any Person alleged to have been retained by such representing and warranting party with respect to any of the transactions contemplated by this Agreement. Such Purchaser hereby indemnifies each such other party against, and agrees that it will hold each such party harmless from, any claim, demand or liability, including reasonable attorneys’ fees, for any broker’s, finder’s or placement fee or commission alleged to have been incurred by such indemnifying party.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

       To induce the Purchasers to enter into this Agreement, the Company represents and warrants to the Purchasers that:

      6.1     Corporate Existence. The Company (a) is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to own its assets and carry on its business as now being or as proposed to be conducted, and (c) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to execute, deliver, and perform its obligations under the Purchase Documents to which it is or may become a party.

      6.2     Financial Statements. The Company has delivered to the Purchasers audited consolidated financial statements of the Company and its Subsidiaries as at and for the Fiscal Year ended on or about December 31, 2002, and unaudited consolidated financial statements of the Company and its Subsidiaries for the Fiscal Quarter ended September 27, 2003. Such financial statements, have been prepared in accordance with GAAP, and present fairly in all material respects, on a consolidated basis, the financial condition of the Company and its Subsidiaries as of the respective dates indicated therein and the results of operations for the respective periods indicated therein. There has been no material adverse change in the business, condition (financial or otherwise), operations or properties of the Company and its Subsidiaries taken as a whole since the effective date of the most recent financial statements referred to in this Section 6.2. The Company has not incurred any additional material Indebtedness since the date of the most recent financial statements referred to in this Section 6.2.

      6.3     Corporate Action; No Breach. The execution, delivery, and performance by the Company of the Purchase Documents to which it is or may become a party and compliance with the terms and provisions hereof and thereof have been duly authorized by all requisite action on the part of the Company and do not and will not (a) violate or conflict with, or result in a breach of (i) the Charter Documents or bylaws of the Company or any of its Subsidiaries, (ii) any applicable law, rule, or regulation or any order, writ, injunction, or decree of any Governmental Authority or arbitrator other than such violations, conflicts, and breaches which would not reasonably be expected to have a Material Adverse Effect, or (iii) any agreement or instrument to which the Company or any of its Subsidiaries is a party or by which it or any of its property is bound or subject other than such violations, conflicts, and breaches which would not reasonably be expected to have a Material Adverse Effect, or (b) constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of the Company or any of its Subsidiaries other than such defaults which would not reasonably be expected to have a Material Adverse Effect.

      6.4    Operation of Business. The Company and each of its Subsidiaries possesses all licenses, permits, franchises, patents, copyrights, trademarks, and tradenames, or rights thereto, necessary to conduct its businesses substantially as now conducted and as presently proposed to be conducted, except those that the failure to so possess would not reasonably be expected to have a Material Adverse Effect, and neither the Company nor any of its Subsidiaries is not in violation of any valid rights of others with respect to any of the foregoing, except violations that would not reasonably be expected to have a Material Adverse Effect.

      6.5     Enforceability. The Purchase Documents to which the Company is party, when delivered, shall constitute the legal, valid, and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors’ rights and general principles of equity.

      6.6     Approvals. No authorization, approval, or consent of, and no filing or registration with, any Governmental Authority or third party is or will be necessary for the execution, delivery, or performance by the Company of the Purchase Documents to which it is or may become a party or for the validity or enforceability thereof except for such authorizations, approvals, consents, filings and registrations which (a) have been obtained or made, or (b) those the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

      6.7     Taxes. The Company and each of its Subsidiaries has filed all material tax returns (federal, state, and local) required to be filed in any jurisdiction, including all income, franchise, employment, property, and sales tax returns, and have paid all of their respective material liabilities for taxes, assessments, governmental charges, and other levies that are due and payable other than those being contested in good faith by appropriate proceedings diligently pursued for which adequate reserves have been established in accordance with GAAP. Except as reflected on Schedule 6.7, the Company knows of no pending investigation of the Company or any of its Subsidiaries by any taxing authority or of any pending but unassessed tax liability of the Company. To the knowledge of the Company, the charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Federal, state or other taxes for all periods are adequate.

      6.8     Litigation and Judgments. As of the Closing Date, except as disclosed in the Company’s Form 10-Q for the Fiscal Quarter ended September 27, 2003, there is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending, or to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, that is reasonably expected to have a Material Adverse Effect. As of the Closing Date, there are no outstanding judgments against the Company or any of its Subsidiaries.

      6.9    Subsidiaries. As of the Closing Date the Company has no Subsidiaries other than those listed on Schedule 6.9 hereto. As of the Closing Date, Schedule 6.9 sets forth the type of each Subsidiary listed thereon, the jurisdiction of incorporation or organization of each such Subsidiary, the percentage of the Company’s ownership of the outstanding voting stock (or other ownership interests) of each such Subsidiary, and with respect to each such Subsidiary that is a corporation, the authorized, issued and outstanding capital stock of each such Subsidiary. All of the outstanding capital stock of each Subsidiary listed on Schedule 6.9 has been validly issued, is fully paid, and is nonassessable. As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, or rights (including preemptive rights) to acquire, and no outstanding securities or instruments convertible into, capital stock of any Subsidiary listed on Schedule 6.9.

      6.10     Disclosure. All factual information (taken as a whole) furnished by or on behalf of the Company and its Subsidiaries in writing to the Purchasers (including, without limitation, all information contained in the Purchase Documents) for purposes of or in connection with this Agreement, the other Purchase Documents or any transaction contemplated herein or therein does not, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Company and its Subsidiaries to the Noteholders, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not materially misleading in light of the circumstances under which they were made.

      6.11    Margin Securities. No party of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of purchasing, carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of the Board of Governors of the Federal Reserve System (12 CFR 224) or to involve any broker or dealer in a violation of Regulations T of such Board (12 CFR 220).

      6.12     Investment Company Act. The Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

      6.13     Public Utility Holding Company Act. The Company is not a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or a “public utility” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

ARTICLE VII
TRANSFER OF NOTES

      7.1     Transfer of Notes. Subject to Section 13.1, a Noteholder may exchange its Notes for Notes of different denominations (but in no event of denominations of less than $5,000,000 in original principal amount, except that the Notes originally issued to [two Purchasers] in the original principal amount of $2,500,000 may be transferred in whole, provided that in no event and at no time shall there be more than seven (7) Noteholders), by surrendering such Notes to the Company duly endorsed for transfer or accompanied by a duly executed instrument of transfer naming the new Noteholder (or the current Noteholder if submitted for exchange only), together with written instructions for the issuance of one or more new Notes specifying the respective principal amounts of each new Note and the name of each new Noteholder and each address therefore. The Company shall simultaneously deliver to such Noteholder or its designee such new Notes and shall mark the surrendered Notes as cancelled. In lieu of the foregoing procedures and subject to Section 13.1, a Noteholder may assign a Note (in whole but not in part) to a new Noteholder by sending written notice to the Company of such proposed assignment specifying the new Noteholder’s name and address and the Company shall promptly acknowledge such assignment in writing to both the old and new Noteholder; provided that any transfer of Notes to a new Noteholder shall be in compliance with applicable U.S. federal and state securities laws.

      7.2     Restrictive Securities Legend. Each Note shall bear a legend in substantially the following form:

       “THIS NOTE WAS ISSUED IN A PRIVATE PLACEMENT, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED (I) IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING THE TRANSFER OR AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER THAT SUCH REGISTRATION UNDER THE ACT IS NOT REQUIRED AND (II) EXCEPT IN COMPLIANCE WITH SECTION 7.1 OF THAT CERTAIN NOTE PURCHASE AGREEMENT DATED AS OF DECEMBER 31, 2003, AMONG THE ISSUER, THE PURCHASERS (AS DEFINED THEREIN) AND THE GUARANTORS PARTY THERETO.”

      7.3     Replacement of Lost Notes. Upon receipt of evidence reasonably satisfactory to the Company of the mutilation, destruction, loss or theft of any Notes and the ownership thereof, the Company shall, upon the written request of the Noteholders, execute and deliver in replacement thereof new Notes in the same form, in the same original principal amount and dated the same date as the Notes so mutilated, destroyed, lost or stolen; and such Notes so mutilated, destroyed, lost or stolen shall then be deemed no longer outstanding hereunder. If the Notes being replaced have been mutilated, they shall be surrendered to the Company; and if such replaced Notes have been destroyed, lost or stolen, such holder shall furnish the Company with an indemnity in writing to save it harmless in respect of such replaced Notes.

ARTICLE VIII
POSITIVE COVENANTS

      The Company covenants and agrees that, as long as the Obligations or any part thereof are outstanding, the Company will perform and observe the following positive covenants:

      8.1     Reporting Requirements. The Company will furnish to the Noteholders:

      (a)     Financial Statements and Reports. Promptly upon their becoming available, copies of (i) each annual audited financial report of the Company and its Subsidiaries as of the end of such period, upon filing of the same with the SEC, (ii) each unaudited quarterly financial report of the Company and its Subsidiaries as of the end of such period, upon filing of the same with the SEC, (iii) any report, notice or proxy statement sent by the Company to its stockholders generally, (iv) any other regular or periodic report, registration statement (without exhibits except as expressly required by any Noteholder) or prospectus (including all amendments thereto) filed by the Company with any securities exchange or the SEC, (v) any press release or other information otherwise made publicly available by the Company or any of its Subsidiaries, and (vi) any other information reasonably requested by the Noteholders; and

      (b)     Notices of Default. As soon as possible and in any event within five (5) Business Days after an officer of the Company has knowledge of the occurrence of any Default or Event of Default hereunder, a written notice setting forth the details of such Default or Event of Default.

      8.2     Maintenance of Existence; Conduct of Business. Except as permitted by Section 9.3, the Company will, and will cause each of its Restricted Subsidiaries to, preserve and maintain its corporate existence and all of its leases, privileges, licenses, permits, franchises, qualifications, and rights that are necessary in the ordinary conduct of its business, except to the extent that failure to preserve and maintain such leases, privileges, licenses, permits, franchises, qualifications or other rights could reasonably be expected to have a Material Adverse Effect. The Company will conduct its business in an orderly and efficient manner in accordance with good business practices.

      8.3     Keeping Books and Records. The Company will maintain proper books of record and accounts in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

      8.4    Taxes. The Company will, and will cause its Restricted Subsidiaries to, pay or discharge, on or before the date on which the same shall become overdue by more than sixty (60) days, all taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its property (either individually or in the aggregate); provided, however, that the Company shall not be required to pay or discharge any of the foregoing (a) which is being contested in good faith by appropriate proceedings diligently pursued or (b) the nonpayment of which in the aggregate could not reasonably be expected to have a Material Adverse Effect.

      8.5     Compliance with Laws . The Company will, and will cause its Subsidiaries to, comply with all applicable laws, rules, regulations, orders, and decrees of any Governmental Authority or arbitrator other than such noncompliance which would not reasonably be expected to have a Material Adverse Effect.

ARTICLE IX
NEGATIVE COVENANTS

      The Company covenants and agrees that, as long as the Obligations or any part thereof are outstanding, the Company will perform and observe the following negative covenants:

      9.1     Indebtedness. The Company will not, and will not permit any Restricted Subsidiary to, incur, create, assume, or permit to exist any Indebtedness, except:

      (a)     Indebtedness under the Credit Facilities in principal amount not to exceed $150,000,000 in the aggregate;

      (b)     Indebtedness outstanding on the date hereof, other than under the Senior Credit Agreement and this Agreement;

      (c)     Indebtedness under this Agreement, including the Notes issued hereunder;

      (d)     Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price, or cost of construction or improvement, of property (real or personal), plant or equipment used in the business of the Company or any of its Restricted Subsidiaries (whether through the direct acquisition of such assets or the acquisition of equity interests of any Person owning such assets and whether financed on the date of acquisition, construction or improvement or at a later date) in an aggregate principal amount not to exceed, at any time outstanding, $4,000,000;

      (e)     Indebtedness used to refund, refinance or replace Indebtedness permitted to be incurred under this clause (e) or Sections 9.1(b), (c), (d), (i), (j) or (s);

      (f)     intercompany Indebtedness, provided that, in the case of the Company or any Guarantor, the obligations of such obligor in respect of such Indebtedness shall be subordinate in right of payment to the Obligations and such subordination shall be evidenced by a writing reflecting the same;

      (g)     Indebtedness arising under any performance, appeal and surety bonds, and other similar obligations, in each case entered into in the ordinary course of business;

      (h)     Indebtedness incurred in respect of any Hedging Agreement entered into in the ordinary course of business for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange risk (or to reverse or amend any such agreements previously made for such purposes) and not for speculative purposes;

      (i)     Indebtedness assumed in connection with an acquisition permitted under Section 9.5;

      (j)     Indebtedness assumed in connection with a sale-leaseback, synthetic lease or similar transaction permitted under Section 9.7(i);

      (k)     Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims or self-insurance;

      (l)     Indebtedness arising in connection with non-compete, consulting or other similar agreements entered into after the Closing Date, which are classified as liabilities on its balance sheet in accordance with GAAP;

      (m)    Indebtedness representing deferred compensation to employees of the Company and any Restricted Subsidiary;

      (n)     to the extent constituting Indebtedness, unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

      (o)    to the extent constituting Indebtedness, contingent obligations arising under indemnity agreements to title insurers to cause such title insurers to issue title insurance policies obtained in the ordinary course of business;

      (p)     to the extent constituting Indebtedness, contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

      (q)     Guarantees, incurred in the ordinary course of business, of Indebtedness of Persons who supply the Company or its Subsidiaries with raw materials utilized by the Company's or a Subsidiary's business (a "Raw Material Supplier"), provided that the Indebtedness of the Raw Material Supplier is incurred to enable such Person to provide raw materials to the Company or a Subsidiary;

      (r)     Guarantees of Indebtedness permitted to be incurred by this Section 9.1, including any extensions, renewals or replacements of such Guarantees; and

      (s)     Indebtedness in addition to that specified above in an aggregate amount not to exceed $3,000,000 at any one time outstanding;

provided that , so long as no Default or Event of Default is continuing at the time of such incurrence, the Company and its Restricted Subsidiaries may incur, create or assume Indebtedness (in addition to Indebtedness described in clauses (a) through (s) of this Section 9.1), if the Consolidated Total Debt to EBITDA Coverage Ratio as of the Company’s most recently ended Fiscal Quarter would be less than 2.50 to 1.00 determined on a pro forma basis as if the additional Indebtedness had been incurred at the beginning of such Fiscal Quarter.

      9.2     Limitation on Liens and Restrictions on Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, incur, create, assume, or permit to exist any Lien securing Indebtedness upon any of its property, assets, or revenues, whether now owned or hereafter acquired (unless the payments due under this Agreement and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien), except:

      (a)     Liens securing Indebtedness permitted to be incurred under Section 9.1 (a), (e), (g), (h), (i), (j) and (k);

      (b)     Liens existing on the date hereof, including any extensions, renewals and replacements of such Liens;

      (c)     Liens in favor of the Company or any Restricted Subsidiary of the Company;

      (d)     Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any tangible assets other than those of the Person merged or consolidated;

      (e)     Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired;

      (f)     Liens to secure Indebtedness permitted by Section 9.1(d), covering only the assets acquired with such Indebtedness;

      (g)     Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other similar obligations incurred in the ordinary course of business;

      (h)     Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

      (i)     Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business in connection therewith;

      (j)     deposits made in the ordinary course of business to secure liabilities for premiums to insurance carriers;

      (k)     Liens for taxes, assessments or other governmental charges that are not delinquent or which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established;

      (l)     Liens in respect of attachments, judgments or awards, to the extent that such attachments, judgments or awards do not constitute an Event of Default under Section 10.1(g);

      (m)     Liens of carriers, warehouses, mechanics, materialmen and similar Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty (30) days or, if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted;

      (n)     statutory and common law landlords' liens under leases to which the Company or any of its Restricted Subsidiaries is a party;

      (o)     easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of such Person;

      (p)     leases, subleases, licenses or sublicenses granted in the ordinary course of business and not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries;

      (q)     any interest or title of a lessor, sublessor, licensee or licensor under any lease or license agreement permitted or not prohibited by this Agreement;

      (r)     Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

      (s)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

      (t)     Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

      (u)     Liens arising from precautionary Uniform Commercial Code financing statement filings regarding leases entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business; and

      (v)     Liens incurred in the ordinary course of business of the Company and its Restricted Subsidiaries with respect to obligations that do not exceed $3,000,000 at any one time outstanding.

      9.3    Mergers, Etc. The Company will not, and will not permit any Restricted Subsidiary to, become a party to a merger or consolidation, purchase, or wind-up, dissolve, or liquidate itself; provided that, if no Default or Event of Default exists or would result therefrom:

      (a)     the Company or any Restricted Subsidiary may consolidate or merge with and into any Person that is organized or existing under the laws of the United States, if such Person assumes all the obligations of the Company or such Restricted Subsidiary, as applicable, under this Agreement, the Notes and any other Purchase Documents;

      (b)     any Restricted Subsidiary may consolidate or merge with and into the Company or any other Restricted Subsidiary, if the Company or the other Restricted Subsidiary, as applicable, is the surviving entity;

      (c)     any Restricted Subsidiary organized under the laws of a jurisdiction outside of the United States may consolidate or merge with or into an other Restricted Subsidiary located outside the United States;

      (d)     any Restricted Subsidiary may wind-up, dissolve or liquidate if its assets are transferred to the Company or a Restricted Subsidiary; and

      (e)     the Company or any Restricted Subsidiary may consolidate, merge, wind-up, dissolve or liquidate itself, the purpose of which is to make an Investment otherwise permitted under Section 9.5 or dispose of assets in a transaction otherwise permitted under Section 9.7.

      9.4     Restricted Payments. The Company will not and will not permit any Restricted Subsidiary to directly or indirectly declare, order, pay, make, or set apart any sum for any Restricted Payment, except:

      (a)     any dividend or other distribution by a Restricted Subsidiary payable to the Company and any other holder of any series or class of stock or other equity interest on a pro rata basis;

      (b)     the payment of any dividend within sixty (60) days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of this Agreement;

      (c)     any redemption, repurchase, retirement, defeasance or other acquisition of any equity interest of the Company or any Restricted Subsidiary, in exchange for, or out of the net cash proceeds of the substantially concurrent sale of stock or other equity interests or subordinated Indebtedness of such Person;

      (d)     any redemption, repurchase, retirement, defeasance or other acquisition of the Preferred Stock;

      (e)     repurchases or capital stock or other equity interests deemed to occur upon the cashless exercise of stock options and warrants;

      (f)     any repurchase, redemption or other acquisition or retirement for value of any equity interest made to retire or to obtain the surrender of, or satisfy any obligations in respect of the retirement or surrender of, any capital stock or any outstanding warrants, options, or other rights to acquire shares of any class of stock or other equity interest of the Company from former or current employees, officers, directors or consultants of the Company or any of its Restricted Subsidiaries or their respective estates, spouses, former spouses or family members in an aggregate amount not to exceed $8,000,000 net of proceeds received from the sale of such class of stock or other equity interest; and

      (g)     other Restricted Payments in respect of a class of stock or other equity interest not otherwise permitted under this Section 9.4 in an aggregate amount not to exceed an amount equal to $10,000,000 plus fifty percent (50%) of the Net Income of the Company and its Subsidiaries on a consolidated basis for the period (taken as one accounting period) beginning on the date hereof and ending on the date of the Company's most recently ended Fiscal Quarter (or, if such consolidated Net Income for such period is a deficit, less 100% of such deficit); provided that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly declare, order, pay, make, or set apart any sum for any Restricted Payment described in Section 9.4(c), (d), or (g) if a Default or Event of Default has occurred and is continuing.

      9.5     Investments. The Company will not, and will not permit any Restricted Subsidiary to, make or permit to remain outstanding any Investment, except:

      (a)     any Investment in the Company or in any Restricted Subsidiary of the Company;

      (b)     Investments existing on the date hereof;

      (c)     any Investment in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Company or (ii) such Person is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

      (d)     any Investments in cash and Cash Equivalents;

      (e)     loans or advances to officers, directors and employees of the Company and its Restricted Subsidiaries for expenses incurred in the ordinary course of business in an amount not to exceed $1,000,000 in the aggregate at any one time outstanding;

      (f)     Investments consisting of extensions of credit to customers on customary terms in the ordinary course of business;

      (g)     Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

      (h)     Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit and (ii) customary trade arrangements with customers consistent with past practice;

      (i)     Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

      (j)     Investments in Hedging Contracts permitted under Section 9.01;

      (k)     Investments in joint ventures or partnerships not in excess of $20,000,000 in the aggregate at any one time outstanding;

      (l)     to the extent constituting Investments, acquisitions by the Company or any Restricted Subsidiary of all or a substantial part of the business or assets of any Subsidiary;

      (m)     to the extent constituting Investments, acquisitions of the right to obtain from any Person the raw materials utilized in the business of the Company and its Restricted Subsidiaries;

      (n)     the purchase or other acquisition of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or a division of such Person, or all of the equity interests in a Person that, upon the consummation thereof, will be wholly-owned directly by the Company or one or more of its Restricted Subsidiaries, provided that (i) each newly created or acquired Subsidiary complies with the requirements of Section 11.8 and (ii) the total cash and noncash consideration paid in respect of such purchase or acquisition shall not exceed $5,000,000 individually or $25,000,000 in the aggregate with all other transactions made pursuant to this Section 9.5(n) in any Fiscal Year;

      (o)     Investments arising out of any of the transactions otherwise permitted under Sections 9.1, 9.3, 9.4 and 9.7; and

      (p)     other Investments to the extent such Investments do not exceed $3,000,000 in the aggregate at any one time outstanding.

      9.6     Transactions With Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any transaction or group of transactions, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate of the Company or such Restricted Subsidiary, except:

      (a)     transactions existing on the date hereof;

      (b)     transactions between any Guarantor and the Company or any Guarantor and a Restricted Subsidiary;

      (c)     in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Restricted Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would be obtained in a comparable arms-length transaction with a Person not an Affiliate of the Company or such Restricted Subsidiary;

      (d)     the payment of reasonable and customary fees and expenses payable to directors of the Company and its Restricted Subsidiaries and the provision of customary indemnification to directors and officers of the Company and its Restricted Subsidiaries;

      (e)     sales or issuances of capital stock or other equity interests to Affiliates of the Company which are otherwise permitted under this Agreement;

      (f)     Restricted Payments or Investments that are otherwise permitted under Section 9.4 or 9.5, respectively;

      (g)     any tax sharing agreement or arrangement any payments pursuant thereto among the Company and its Restricted Subsidiaries, whereby the Company or its Restricted Subsidiaries is required or permitted to file a consolidated, combined or unitary tax return; and

      (h)     consultant, employment and severance arrangements in the ordinary course of business.

      9.7     Disposition of Assets. The Company will not, and will not permit any Restricted Subsidiary to, sell, lease, assign, transfer, or otherwise dispose of any of its assets, except:

      (a)     dispositions of inventory in the ordinary course of business;

      (b)     dispositions of property, whether now owned or hereafter acquired, which is obsolete, worn out or otherwise no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries;

      (c)     sales or other dispositions of cash or Cash Equivalents;

      (d)     sales, leases or other dispositions of property between or among the Company and its Restricted Subsidiaries;

      (e)     leases, subleases, licenses or sublicenses of property in the ordinary course of business and which leases, subleases, licenses or sublicenses do not materially interfere with the business of the Company and its Restricted Subsidiaries;

      (f)     sales or discounts in the ordinary course of business consistent with past practice of accounts receivable in connection with the collection or compromise thereof;

      (g)     sales, leases and disposition of property the proceeds of which are applied to the acquisition of replacement property;

      (h)     transfers of property resulting from casualty or condemnation proceedings;

      (i)     sales of any assets in connection with any sale-leaseback, synthetic lease or similar transaction entered into within 180 days of the acquisition of such capital asset for the purpose of providing permanent financing of such capital asset;

      (j)     the issuance of capital stock or other equity interests by a Restricted Subsidiary to the Company or any other Restricted Subsidiary;

      (k)     Restricted Payments or Investments that are otherwise permitted under Section 9.4 or 9.5, respectively;

      (l)     any single transaction or series of related transactions that involves assets having a fair market value of less than $1,000,000, provided that no Event of Default shall have occurred and be continuing; and

      (m)     dispositions of other property by the Company and its Restricted Subsidiaries not otherwise permitted under this Section 9.7, if the Company or its Restricted Subsidiary, as applicable, receives consideration at the time of such disposition at least equal to the fair market value of the property disposed of and at least 75% of the consideration received therefore is in the form of cash, Cash Equivalents, replacement assets or a combination thereof, provided that no Event of Default shall have occurred and be continuing.

      9.8     Restricted on Dividends. No Guarantor shall enter into or become bound by any agreement (other than the Senior Credit Agreement) that could, directly or indirectly, restrict, prohibit or require the consent of any Person to pay dividends out of profits or make any similar distribution of profits to the Company or any of its Restricted Subsidiaries that own outstanding shares of capital stock or similar equity interests of such Guarantor.

      9.9     Limitation on Ranking of Certain Indebtedness. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, incur any Indebtedness which by its terms is both (a) subordinate in right of payment to the Senior Debt and (b) senior in right of payment to the Notes.

      9.10     Line of Business. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than the businesses in which the Company and its Restricted Subsidiaries are engaged on the date of this Agreement and businesses reasonably related, ancillary or complementary thereto.

ARTICLE X
EVENTS OF DEFAULT

      10.1     Events of Default. An Event of Default shall mean the occurrence of one or more of the following described events:

      (a)     the Company shall default in the payment of (i) any principal on the Notes when the same becomes due and payable, (ii) any interest on the Notes within thirty (30) days after the same becomes due and payable or (iii) any other amount due hereunder within thirty (30) days after demand thereof;

      (b)     any representation or warranty herein made by the Company, or any certificate or financial statement required to be furnished pursuant to the provisions hereof, shall prove to have been false or misleading in any material respect as of the time made or furnished or deemed made or furnished, provided that representations or warranties that are already qualified by materiality (including by reference to a Material Adverse Effect) shall be deemed not to be so further qualified by the materiality reference in this Section 10.1(b);

      (c)     the Company shall default in the performance of any of its obligations under Article IX;

      (d)     the Company shall default in the performance of any covenant or condition of this Agreement (other than (i) any of the covenants under Article IX and (ii) any obligation relating to the payment of any principal and interest on the Notes when the same shall become due and payable which shall be governed by Section 10.01(a)) and such default shall continue unremedied for more than thirty (30) days after receipt of written notice from the Noteholders of such default;

      (e)     a default or event of default shall have occurred under any other Indebtedness (other than the Purchase Documents) of the Company or its Restricted Subsidiaries, which default (i) is caused by a failure to make payment when due of any principal of, or any interest on, such Indebtedness and such failure is not cured within any applicable grace period or waiver or extension thereof or (ii) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the aggregate principal amount of any such Indebtedness exceeds $5,000,000;

      (f)     a proceeding shall have been instituted in a court of competent jurisdiction seeking a decree or order for relief in respect of the Company or any Material Restricted Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or any Material Restricted Subsidiary or for any substantial part of their property, or for the winding-up or liquidation of their affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) days;

      (g)     the Company or any Material Restricted Subsidiary shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Company or any Material Restricted Subsidiary or for any substantial part of their property, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay their debts as they become due, or shall take any action in furtherance of any of the foregoing; or

      (h)     a final judgment, writ or warrant of attachment that with other undischarged final judgments, writs and warrants of attachment against the Company or any Material Restricted Subsidiary, exceeds an aggregate of $5,000,000 (excluding judgments, writs and warrants of attachment to the extent paid or covered by insurance), shall have been entered against the Company or any Material Restricted Subsidiary if, within sixty (60) days after the entry thereof, such judgment shall not have been discharged or execution thereof stayed pending appeal.

      10.2    Consequences of Event of Default.

      (a)     Bankruptcy. If an Event of Default specified in paragraphs (f) or (g) of Section 10.1 hereof shall occur, the unpaid balance of the Notes and interest accrued thereon and all other liabilities of the Company to the Noteholders hereunder shall be immediately due and payable, without presentment, demand, protest or (except as expressly required hereby) notice of any kind, all of which are hereby expressly waived.

      (b)     Other Defaults. If any other Event of Default shall occur, the Required Noteholders may at their option, by written notice to the Company, declare the entire unpaid balance of the Notes, and interest accrued thereon and all other liabilities of the Company hereunder to be forthwith due and payable, and the same shall thereupon become immediately due and payable, without presentment, demand, protest or (except as expressly required hereby) notice of any kind, all of which are hereby expressly waived.

ARTICLE XI
GUARANTY

      11.1     Guarantee of Obligations. Each Guarantor unconditionally guarantees that the Obligations will be performed and paid in full in cash when due and payable, whether at the stated or accelerated maturity thereof or otherwise, this guarantee being a guarantee of payment and not of collectability and being absolute and in no way conditional or contingent. In the event any part of the Obligations shall not have been so paid in full when due and payable, each Guarantor will immediately upon notice by the Noteholders (or, upon the occurrence of an Event of Default specified in paragraphs (f) or (g) of Section 10.1, immediately without notice) pay or cause to be paid to the Noteholders, in accordance with each Noteholder’s proportionate share, such Obligations which are then due and payable and unpaid. The obligations of each Guarantor hereunder shall not be affected by the invalidity, unenforceability or irrecoverability of any of the Obligations as against the Company, any other guarantor thereof or any other Person. For purposes hereof, the Obligations shall be due and payable when and as the same shall be due and payable under the terms of this Agreement or any other Purchase Document notwithstanding the fact that the collection or enforcement thereof may be stayed or enjoined under the bankruptcy code or other applicable law.

      11.2     Continuing Obligation. Each Guarantor acknowledges that the Purchasers have entered into this Agreement (and, to the extent that the Purchasers may enter into any future Purchase Document, will have entered into such agreement) in reliance on this Article XI being a continuing irrevocable agreement, and such Guarantor agrees that its guarantee may not be revoked in whole or in part. It is the intent of each Guarantor that this Guarantee remain in full force and effect until such time as the Obligations shall have been paid in full or otherwise satisfied completely, and this Guarantee shall not be subject to reduction, termination or other impairment by reason of any setoff, recoupment, counterclaim or defense or for any other reason. This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of the Obligations is annulled, set aside, invalidated, declared to be fraudulent or preferential, or rescinded or upon the insolvency, bankruptcy or reorganization of the Company or otherwise, all as though such payment had not been made. This Guarantee may be enforced by any Noteholder and shall not be discharged by the assignment of all or part of the Obligations.

      11.3     Waiver with Respect to Obligations. Except to the extent expressly required by this Agreement or any other Purchase Document, each Guarantor expressly waives presentment, demand, notice of non-payment, protest, notice of protest and dishonor, notice of an Event of Default, notice of intent to or of acceleration and any other notice in connection with the Obligations, and waives, to the fullest extent permitted by the provision of applicable law, all of the following and agrees that its guaranty obligation hereunder shall be absolute and unconditional, irrespective of, and unaffected by:

      (a)     the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement or any other Purchase Document;

      (b)     the absence of any action to enforce this Agreement or any other Purchase Agreement or the waiver or consent by the Noteholders with respect to any provisions hereof;

      (c)     the insolvency of the Company; or

      (d)     any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

      11.4     Subrogation. Each Guarantor agrees that, until the Obligations are paid in full, it will not exercise any right of reimbursement, subrogation, contribution, offset or other claims against the Company arising by contract or operation of law in connection with any payment made or required to be made by such Guarantor under this Agreement or any other Purchase Document. After the payment in full of the Obligations, each Guarantor shall be entitled to exercise against the Company all such rights of reimbursement, subrogation, contribution and offset, and all such other claims, to the fullest extent permitted by law.

      11.5     Subordination. Each Guarantor covenants and agrees that all Indebtedness, claims and liabilities now or hereafter owing by the Company to such Guarantor, whether arising hereunder or otherwise, are subordinated to the prior payment in full of the Obligations and are so subordinated as a claim against the Company or any of its assets, whether such claim be in the ordinary course of business or in the event of voluntary or involuntary liquidation, dissolution, insolvency or bankruptcy, so that no payment with respect to any such Indebtedness, claim or liability will be made or received while any Event of Default exists. If, notwithstanding the foregoing, any payment with respect to any such Indebtedness, claim or liability is received by any Guarantor in contravention of this Agreement, such payment shall be held in trust for the benefit of the Noteholders and promptly turned over to them in the original form received by such Guarantor.

      11.6     Limitation. Notwithstanding any provision herein contained to the contrary, each Guarantor’s liability under this Article XI shall be limited to an amount not to exceed the amount which could be claimed by the Noteholders from such Guarantor under this Article XI without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the bankruptcy code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Guarantor’s right of contribution and indemnification from each other Guarantor under Section 11.7.

      11.7     Contribution among Guarantors. The Guarantors agree that, as among themselves in their capacity as guarantors of the Purchase Obligations, the ultimate responsibility for repayment of the Obligations, in the event that the Company fails to pay when due its Obligations, shall be equitably apportioned, to the extent consistent with the Purchase Documents, among the respective Guarantors (a) in the proportion that each, in its capacity as a guarantor, has benefited from the proceeds resulting from the sale of the Notes by the Company under this Agreement, or (b) if such equitable apportionment cannot reasonably be determined or agreed upon among the affected Guarantors, in proportion to their respective net worths determined on or about the date hereof (or such later date as such Guarantor becomes party hereto). In the event that any Guarantor, in its capacity as a guarantor, pays an amount with respect to the Obligations in excess of its proportionate share as set forth in this Section 11.7 each other Guarantor shall, to the extent consistent with the Purchase Documents, make a contribution payment to such Guarantor in an amount such that the aggregate amount paid by each Guarantor reflects its proportionate share of the Obligations. In the event of any default by any Guarantor under this Section 11.7 each other Guarantor will bear, to the extent consistent with the Purchase Documents, its proportionate share of the defaulting Guarantor’s obligation under this Section 11.7. This Section 11.7 is intended to set forth only the rights and obligations of the Guarantors among themselves and shall not in any way affect the obligations of any Guarantor to any Noteholder under the Purchase Documents (which obligations shall at all times constitute the joint and several obligations of all the Guarantors).

      11.8     Additional Guarantors. Upon the formation or acquisition of any new direct or indirect, Domestic Subsidiary by the Company, which Domestic Subsidiary is a Material Restricted Subsidiary, the Company shall cause such Domestic Subsidiary to execute and deliver to the Noteholders a guaranty or other similar agreement in form and substance reasonably satisfactory to the Noteholders; provided that no Domestic Subsidiary formed or acquired in connection with an Investment permitted under Section 9.5(k) which is not wholly-owned by the Company shall be required to provide any guarantee under this Section 11.8.

ARTICLE XII
SUBORDINATION OF NOTES AND GUARANTEES

      12.1     Subordination.

      (a)     The Company and each Guarantor covenant and agree, and each Noteholder, by its acceptance of a Note, covenants and agrees, for the benefit of the holders, from time to time, of the Senior Debt, that, to the extent and in the manner hereinafter set forth in this Article XII, (a) the Obligations, including Indebtedness represented by the Notes and the payment of the principal of (and premium, if any, on) and interest on each and all of the Notes are hereby expressly made subordinate and subject in right of payment as provided in this Article XII to the prior payment in full in cash of the Senior Debt, whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed, and (b) the Guarantees and all other obligations, liabilities and indebtedness related thereto are hereby expressly made subordinate and subject in right of payment as provided in this Article XII to the prior payment in full in cash of the Senior Debt, whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed.

      (b)    This Article XII shall constitute a continuing offer to all Persons who, in reliance upon such provisions, become holders of, or continue to hold, the Senior Debt, and such provisions are made for the benefit of the holders of the Senior Debt, and such holders are made obligees hereunder and any one or more of them may enforce such provisions.

      12.2    Insolvency or Liquidation Proceeding.

      (a)     Upon any distribution of any property or assets of the Company or payment on behalf of the Company with respect to the Notes in the event of any Insolvency or Liquidation Proceeding with respect to the Company:

(i) the holders of the Senior Debt shall be entitled to receive payment in full in cash of such Senior Debt before the Noteholders are entitled to receive any direct or indirect payment or distribution of any kind or character, whether in cash, property or securities (other than Permitted Junior Securities) on account of principal of (or premium, if any, on) or interest on the Notes or other Obligations on account of the purchase or redemption or other acquisition of the Notes (including pursuant to an optional redemption); and

(ii) any direct or indirect payment or distribution of property or assets of the Company of any kind or character, whether in cash, property or securities (other than Permitted Junior Securities), by set-off or otherwise, to which the Noteholders would be entitled but for the provisions of this Article XII shall be paid by the Company or by any liquidating trustee or agent or other Person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of the Senior Debt or their representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Debt may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Debt held or represented by each, to the extent necessary to make payment in full in cash of the Senior Debt after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

      (b)     Upon any distribution of the property or assets of any Guarantor or payment on behalf of any Guarantor with respect to the Notes or any Guarantee in the event of any Insolvency or Liquidation Proceeding with respect to such Guarantor:

(i) the holders of the Senior Debt shall be entitled to receive payment in full in cash of such Senior Debt before the Noteholders are entitled to receive any direct or indirect payment or distribution of any kind or character, whether in cash, property or securities (other than Permitted Junior Securities) on account of any Guarantee; and

(ii) any direct or indirect payment or distribution of the property or assets of such Guarantor of any kind or character, whether in cash, property or securities (other than Permitted Junior Securities), by set-off or otherwise, to which the Noteholders would be entitled but for the provisions of this Article XII shall be paid by such Guarantor or by any liquidating trustee or agent or other Person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of the Senior Debt or their representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Debt may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Debt held or represented by each, to the extent necessary to make payment in full in cash of the Senior Debt after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

      (c)     In the event that, notwithstanding the foregoing provisions of this Section 12.2, any Noteholder or any trustee or agent acting on its behalf receives any payment or distribution of the property or assets of the Company or such Guarantor, as applicable, of any kind or character, whether in cash, property or securities, by set-off or otherwise, in respect of principal of (and premium, if any, on) or interest on the Notes before the Senior Debt is paid in full in cash, then and in such event such payment or distribution (other than Permitted Junior Securities) shall be paid over or delivered forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other Person making payment or distribution of assets of the Company or such Guarantor, as applicable, for application to the payment of the Senior Debt remaining unpaid, pro rata on the basis of the respective amounts of the Senior Debt outstanding, to the extent necessary to pay the Senior Debt in full in cash, after giving effect to any concurrent payment or distribution to or for the holders of the Senior Debt.

      12.3     Credit Facilities Defaults.

      (a)     Except as otherwise provided in Section 12.2, from and after (i) the occurrence of a Payment Event of Default and (ii) receipt by the Noteholders of written notice of such Payment Event of Default from the Senior Agent (or any other designated representative in respect of any Credit Facility), no payment or distribution of any property or assets of the Company or of any Guarantor of any kind or character (other than Permitted Junior Securities) shall be made by the Company or any Guarantor on account of any principal of (or premium, if any, on) or interest on the Notes or on account of the purchase or redemption or other acquisition of Notes or on account of any Guarantee unless and until such Payment Event of Default shall have been cured or waived in writing or shall have ceased to exist or such Credit Facility shall have been paid in full in cash or otherwise discharged, after which the Company shall resume making any and all required payments in respect of the Notes, including any missed payments.

      (b)     Except as otherwise provided in Section 12.2, from and after (i) the occurrence of a Non- Payment Event of Default and (ii) receipt by the Noteholders of a Payment Blockage Notice, no payment or distribution of any property or assets of the Company or of any Guarantor of any kind or character (other than Permitted Junior Securities) shall be made by the Company or any Guarantor on account of any principal of (or premium, if any, on) or interest on the Notes or on account of the purchase or redemption or other acquisition of the Notes or on account of any Guarantee for the Payment Blockage Period after which time the Company shall resume (unless otherwise prohibited pursuant to the immediately preceding paragraph) making any and all required payments in respect of the Notes, including any missed payments. In any event, not more than one Payment Blockage Period shall be commenced during any period of 360 consecutive days. No Non-Payment Event of Default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Noteholders shall be made the basis for the commencement of a subsequent Payment Blockage Period.

      (c)     In the event that, notwithstanding the foregoing, the Company or any Guarantor makes any payment to any Noteholder prohibited by the foregoing provisions of this Section 12.3, then and in such event such payment shall be held in trust for the benefit of, and shall be paid forthwith over and delivered to, the Senior Agent (or any other designated representative in respect of the Credit Facilities) for application to the payment of the Credit Facilities remaining unpaid to the extent necessary to pay such Credit Facilities in full in accordance with their respective terms. In the event that the Company or any Guarantor makes any payment in respect of the Notes to any Noteholder and the Noteholders receive written notice of a Payment Event of Default or a Non-payment Event of Default from the Senior Agent (or any other designated representative in respect of the Credit Facilities) prior to the Company's making of such payment to Noteholders in respect of the Notes, then and in such event such payment shall be held in trust for the benefit of, and shall be paid forthwith over and delivered to, the Senior Agent (or any other designated representative in respect of the Credit Facilities), for application to the payment of the Credit Facilities remaining unpaid to the extent necessary to pay such Credit Facilities in full in accordance with its terms.

      12.4     No Default. Nothing contained in this Article XII or elsewhere in this Agreement or in any of the Notes shall prevent the Company or any Guarantor, at any time except during the pendency of any Insolvency or Liquidation Proceeding referred to in Section 12.2 hereof or under the conditions described in Section 12.3 hereof, from making payments at any time of principal of (and premium, if any, on) or interest on the Notes.

      12.5     Subrogation. After the payment in full of the Senior Debt in cash, the Noteholders shall be subrogated to the rights of the holders of the Senior Debt to receive payments and distributions of cash, property and securities applicable to the Senior Debt until all amounts owing on the Notes shall be paid in full in cash. For purposes of such subrogation, no payment or distributions to the holders of the Senior Debt by or on behalf of the Company or by or on behalf of the Noteholders by virtue of this Article XII which otherwise would have been made to the Noteholders shall, as between the Company, its creditors other than holders of the Senior Debt, and the Noteholders, be decreed to be a payment or distribution by the Company to or on account of the Senior Debt.

      12.6     Relative Rights. The provisions of this Article XII are, and are intended solely, for the purpose of defining the relative rights of the Noteholders on the one hand and the holders of the Senior Debt on the other hand. Nothing contained in this Article XII or elsewhere in this Agreement or in the Notes is intended to or shall (a) impair, as between the Company and the Noteholders, the obligation of the Company, which is absolute and unconditional, to pay to the Noteholders the principal of (and premium, if any, on) and interest on the Notes as and when the same shall become due and payable in accordance with their terms, (b) affect the relative rights against the Company and the Guarantors of the Noteholders and creditors of the Company other than the holders of Senior Debt, or (c) prevent any Noteholder from exercising all remedies otherwise permitted by applicable law upon default under this Agreement, subject to the rights under this Article XII of the holders of the Senior Debt.

      12.7     No Waiver.

      (a)     No right of any present or future holder of any Senior Debt to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any non-compliance by the Company with the terms, provisions and covenants of this Agreement, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

      (b)     Without in any way limiting the generality of paragraph (a) of this Section 12.7, the holders of any Senior Debt, in accordance with the terms of the instrument or agreement evidencing their Senior Debt, may, at any time and from time to time, without the consent of or notice to the Noteholders, without incurring responsibility to the Noteholders, and without impairing or releasing the subordination or other benefits provided in this Article XII, or the obligations hereunder of the Noteholders to the holders of the Senior Debt, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew, exchange, amend, increase or alter, the Senior Debt or the terms of any instrument evidencing the same or any agreement under which the Senior Debt is outstanding or any liability of any obligor thereon, (ii) sell, exchange, release or otherwise deal with any property or assets pledged, mortgaged or otherwise securing the Senior Debt, (iii) settle or compromise any Senior Debt or any liability of any obligor thereon or release any Person liable in any manner for the collection of the Senior Debt, and (iv) exercise or refrain from exercising any rights against the Company and any other Person.

      12.8     Reliance Of Judicial Order Or Certificate Of Liquidating Agent Bank. Upon any payment or distribution of assets of the Company referred to in this Article XII, the Noteholders shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such Insolvency or Liquidation Proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other Person making such payment or distribution, delivered to the Noteholders, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Senior Debt and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article XII.

      12.9     Reinstatement. To the extent any payment of or distribution in respect of the Senior Debt (whether by or on behalf of the Company or any Guarantor, as proceeds of security or enforcement of any right of set off or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then if such payment or distribution is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar person, the Senior Debt or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment has not occurred and the provisions of this Article XII shall continue to be applicable in respect of said reinstated Senior Debt.

      12.10     No Amendments.

      (a)     No amendment of this Article XII, or the definitions used in this Article XII, shall be effective unless in writing and made with the prior written consent of the representative or agent for the holders of the Senior Debt.

      (b)     Without the prior written consent of the representative or agent for the holders of the Senior Debt, the Noteholders shall not amend, supplement, alter or modify any provisions of any document or instrument evidencing, or relating to any Notes, if the effect of such amendment, supplement or modification would be to provide for any of the following or have any of the following effects: (i) increase the principal amount of the Notes, (ii) increase the amount of any scheduled payment of principal in respect of the Notes, (iii) accelerate the date upon which any installment of principal or interest in respect of any Notes is due, (iv) increase the rate of interest accruing on the Notes or impose any additional premium or penalty in connection with the prepayment of the Notes, or (v) amend, modify or add any performance obligation of the Company to any Noteholder in a manner which requires the Company to comply with more restrictive covenants than set forth in the Senior Credit Agreement.

      12.11     Notices.

      (a)     For purposes of any notice required or permitted to be given under this Article XII by the holders of Senior Debt to the Noteholders, or any of them, the holders of Senior Debt shall be entitled to rely, conclusively, on the identity and address of each Noteholder, as set forth in this Agreement or as otherwise set forth in the most recent notice received by the holders of the Senior Debt from a Noteholder referring to this Article XII for purposes of providing the identity and address of each holder of the Notes. The Noteholders agree that any notices required to be given to the Noteholder shall be effective if such notice is given to the designated representative of the Noteholders. The Noteholders agree to designate and maintain a representative to such purposes at all times and until payment in full in cash of the Senior Debt, termination of the commitments under the Senior Credit Agreement, and termination of all letters of credit issues pursuant to the Senior Credit Agreement.

      (b)     All notices, request, consents, demands and other communications to the Company, any Guarantor, any Noteholder or representative thereof, or to the holders of Senior Debt or representative thereof which are required or permitted under this Article XII shall be in writing and shall be deemed sufficiently given or furnished if delivered in accordance with the provisions of Section 13.6.

      12.12     Notes Shall Be Unsecured. The Noteholders agree that unless otherwise agreed by the holders of the Senior Debt or their representative or agent, the Notes and the Guarantees shall be unsecured and the Noteholders shall not take or require any Liens to secure amounts owed in respect of the Notes or any Guarantee.

      12.13     Successors and Assigns. Each Noteholder acknowledges and agrees that the provisions of this Article XII are, and are intended to be, an inducement and a consideration to each holder of the Senior Debt, whether such Senior Debt was made or incurred before or after the issuance of the Notes, to make, extend, continue and/or acquire the Senior Debt and each holder of the Senior Debt shall be deemed conclusively to have relied upon the provisions of this Article XII in making, extending, continuing and acquiring such Senior Debt. This Article XII shall pass to and be fully binding upon the successors and assigns of each Noteholder and shall inure to the benefit of the present and future holders of the Senior Debt and the their respective successors and assigns (including without limitation any Person refinancing any Senior Debt).

ARTICLE XIII
MISCELLANEOUS

      13.1     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except as otherwise provided herein. The Company may not assign or transfer its rights hereunder or any interest herein or delegate its duties hereunder. The Purchasers and any subsequent Noteholders may assign or transfer their respective rights hereunder or any interest hereunder and under the Notes in accordance with Article VII; provided that, so long as no Event of Default specified in paragraphs (a), (f) or (g) of Section 10.1 shall have occurred and be continuing, the Purchasers or such subsequent Noteholder, as applicable, shall have obtained the prior written consent of the Company (which consent will not be unreasonably withheld); provided, however, that no consent shall be required for the assignment or transfer by any Purchaser of its rights or interest hereunder or under Notes to an Affiliate.

      13.2     Modifications and Amendments. No amendment, modification, termination or waiver of any provision of this Agreement, shall in any event be effective without the written consent of Required Noteholders and the Company; provided that no amendment, modification, termination, waiver or consent shall, unless in writing and signed by each Noteholder effected thereby, do any of the following: (a) extend any payment date under the Notes (other than as a result of waiving a Default or Event of Default giving rise to a right of acceleration, which shall be by written consent of the Required Noteholders), (b) reduce any interest rate applicable to any of the Notes or any fee payable to the Noteholders hereunder, (c) amend the definition of Required Noteholders, or (d) amend this Section 13.2.

      13.3     No Implied Waivers; Cumulative Remedies; Writing Required. No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that the Purchasers or any Noteholder would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing, satisfy the conditions set forth in Section 13.2 and shall be effective only to the extent in such writing specifically set forth.

      13.4     Reimbursement of Expenses. The Company shall upon demand shall pay or reimburse the Purchasers for the following reasonable, out-of-pocket fees and expenses incurred or payable by the Purchasers (including, without limitation, reasonable, out-of-pocket fees and expenses of counsel for the Purchasers): (a) from time to time, the reasonable fees and expenses incurred and arising in connection with the negotiation, preparation and execution of this Agreement, the Notes, the other Purchase Documents and all other instruments and documents to be delivered hereunder or thereunder or arising in connection with the transactions contemplated hereunder or thereunder, (b) from time to time, the reasonable fees and expenses relating to amendments, waivers or consents pursuant to the provisions hereof or thereof, and (c) at any time all fees and expenses arising in connection with the enforcement of this Agreement or collection of the Notes; provided that, in each case, the Purchasers shall only be entitled to the payment of reasonable fees, expenses and disbursement of (a) a single primary outside counsel and (b) local or special counsel in each appropriate jurisdiction if required in the reasonable judgment of the Purchasers.

      13.5     Holidays. Whenever any payment or action to be made or taken hereunder or under the Notes shall be stated to be due on a day that is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

      13.6     Notices. All notices and other communications given to or made upon any party hereto in connection with this Agreement shall, except as otherwise expressly herein provided, be in writing (including telecopy, but in such case, a confirming copy will be sent by another permitted means) and mailed via certified mail, telecopied or delivered by guaranteed overnight parcel express service or courier to the respective parties, as follows:

To the Company:

Darling International Inc. 251 O'Connor Ridge Blvd., Suite 300 Irving, Texas 75038 Attn: John Muse Fax: (972) 281-4475

with a copy to:

Weil, Gotshal and Manges LLP 200 Crescent Court, Suite 300 Dallas, Texas 75209 Attn: Angela L. Fontana Fax: (214) 746-7777

to any Purchaser:

with a copy to:

Vinson and Elkins L.L.P. 666 Fifth Avenue, Floor 26 New York, New York 10103 Attn: Steven M. Abramowitz Fax: (917) 206-8100

to the Noteholders:

as set forth on Annex A

or in accordance with any subsequent written direction from the recipient party to the sending party. All such notices and other communications shall, except as otherwise expressly herein provided, be effective, if delivered by: (a) courier, upon receipt, (b) overnight parcel express service, one (1) Business Day after the date sent, (c) certified mail, proper postage paid, three (3) Business Days after the date sent, or (d) telecopy, upon confirmation of transmission.

      13.7     Survival. All representations, warranties, covenants and agreements of the Company contained herein or made in writing in connection herewith shall survive the execution and delivery of this Agreement and the purchase of the Notes and shall continue in full force and effect so long as any Note is outstanding and until payment in full of all of the Company’s obligations hereunder or thereunder. All obligations relating to indemnification hereunder shall survive any termination of this Agreement and shall continue for the length of any applicable statute of limitations.

      13.8     Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

      13.9     Jurisdiction, Consent to Service of Process.

      (a)     EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR THEMSELVES AND THEIR PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE STATE OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER PURCHASE DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

      (b)     EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT THEY MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER PURCHASE DOCUMENT IN ANY NEW YORK OR FEDERAL COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

      (c)    EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13.6 HEREOF. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

      13.10     Jury Trial Waiver. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (A) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR (B) ARISING FROM ANY DISPUTE OR CONTROVERSY IN CONNECTION WITH OR RELATED TO THIS AGREEMENT AND AGREES THAT ANY SUCH ACTION OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

      13.11     Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law in any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating any other provision of this Agreement.

      13.12     Headings. Article, Section and subsection headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

      13.13     Indemnity. The Company hereby agrees to indemnify, defend and hold harmless the Purchasers and their respective officers, directors, employees, agents and representatives, and its successors and assigns in connection with any losses, claims, damages, liabilities and expenses, including reasonable attorneys’ fees, to which any Purchaser may become subject (other than as a result of the gross negligence of, willful misconduct of or breach of any of the Purchase Documents by any such Person), insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or by reason of any investigation, litigation or other proceedings related to or resulting from any act of, or omission by, the Company or its Affiliates or any officer, director, employee, agent or representative of the Company or its Affiliates with respect to the Transactions, this Agreement, the Notes or any other Purchase Documents. To the extent that the foregoing undertakings may be unenforceable for any reason, the Company agrees to make the maximum contribution to the payment and satisfaction of indemnified liabilities set forth in this Section 13.13 that is permissible under applicable law.

      13.14    Counterparts. This Agreement may be executed in any number of counterparts and by either party hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument.

      13.15     Integration. This Agreement and the other Purchase Documents set forth the entire understanding of the parties hereto with respect to all matters contemplated hereby and supersede all previous agreements and understandings among them concerning such matters. No statements or agreements, oral or written, made prior to or at the signing hereof, shall vary, waive or modify the written terms hereof.

      13.16     Confidentiality.

      (a)     Each Noteholder, by acceptance of a Note, agrees to keep confidential (and to cause its respective officers, directors, employees, agents and representatives (collectively, "Representatives") to keep confidential) all information, materials and documents relating to the Company or any of its Subsidiaries or its business which may be furnished to such Noteholder by the Company or on its behalf pursuant to this Agreement (the "Information"). Notwithstanding the foregoing, any Noteholder shall be permitted to disclose Information (i) to its officers, managers, directors, employees, agents and representatives provided that such Information shall remain confidential and is provided to such persons on a need to know basis, (ii) to the extent required by applicable laws and regulations or by an subpoena or similar legal process, or to the extent requested by any governmental agency or authority, (iii) to the extent such Information becomes publicly available other than as a result of a breach of this Agreement, or (iv) to the extent the Company shall have consented to such disclosure in writing. Notwithstanding anything to the contrary contained herein, any Noteholder may disclose to any and all Persons, without limitation of any kind, any information with respect to the "tax treatment" and "tax structure" (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and thereby and all materials of any kind (including opinions or other tax analyses) that are provided to such Noteholder relating to such tax treatment and tax structure.

      (b)    Each Noteholder, by acceptance of a Note, acknowledges that it is aware, and that the Noteholder will advise its respective Representatives, that the United States securities laws prohibit any Person who has material, nonpublic information concerning a company from purchasing or selling securities of that company or disclosing such information to any other person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities. Each Noteholder agrees that it will not purchase or sell securities of the Company based on any Information provided to such Noteholder pursuant to this Agreement, unless such Information shall have been publicly disclosed.

*    *    *

SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

                                  THE COMPANY:

                                      DARLING INTERNATIONAL INC.

                                      By:  ---------------------------------------------------
                                            Name: John O. Muse
                                            Title: Executive Vice President -
                                                   Finance and Administration

                                  PURCHASERS:

                                      [Purchaser Name]

                                      By:  ---------------------------------------------------
                                            Name:
                                            Title:

                                       [Purchaser Name]

                                      By:  ---------------------------------------------------
                                            Name:
                                            Title:

                                       [Purchaser Name]

                                      By:  ---------------------------------------------------
                                            Name:
                                            Title:

Schedule 1.1

Unrestricted Subsidiaries

Insurance Company of Colorado, Inc.

Darling International, Ltd.

Schedule 6.7

Tax Liabilities

1.     Tax year 2001 appeal of $8,000 penalty levied by IRS related to 1099 filings by the Company related to self-insured medical payments.

2.      Pending State of Tennessee sales tax audit to be performed on CleanStar sales. The potential liability is estimated at $200.

Schedule 6.9

Subsidiaries

Name of Subsidiary	Type of Entity	Jurisdiction of Incorporation	Company's Percentage	Authorized Capital	Issued and Outstanding Capital
Insurance Company of Colorado, Inc.	Corporation	Colorado	100%	400	400
Darling International, Ltd.	Corporation	Ontario, Canada	100%	100,000	1,000

Exhibit A

Form of Senior Subordinated Note

THIS NOTE WAS ISSUED IN A PRIVATE PLACEMENT, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, ASSIGNED , PLEDGED OR OTHERWISE TRANSFERRED (I) IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING THE TRANSFER OR AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER THAT SUCH REGISTRATION UNDER THE ACT IS NOT REQUIRED AND (II) EXCEPT IN COMPLIANCE WITH SECTION 7.1 OF THAT CERTAIN NOTE PURCHASE AGREEMENT DATED AS OF DECEMBER __, 2003, AMONG THE ISSUER, THE PURCHASER (AS DEFINED THEREIN) AND THE GUARANTORS PARTY THERETO.

FORM OF SENIOR SUBORDINATED NOTE

Purchaser:	New York, New York
Principal Amount:	December __, 2003

        FOR VALUE RECEIVED, the undersigned DARLING INTERNATIONAL INC., a Delaware corporation (the “Company”) hereby promises to pay to the order of the Purchaser set forth above (the “Purchaser”) the Principal Amount set forth above, or, if less, the aggregate unpaid principal amount of this Senior Subordinated Note (the “Senior Subordinated Note”) of the Purchaser to the Company, payable at such times, and in such amounts, as are specified in the Purchase Agreement (as defined below).

        The Company promises to pay interest on the unpaid principal amount of this Senior Subordinated Note from the date hereof until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Purchase Agreement.

        Both principal and interest are payable in the lawful money of the United States of America to the Purchaser by the method and at the address specified in the Purchase Agreement.

        This Senior Subordinated Note is issued pursuant to that certain Note Purchase Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), among the Company, the Guarantors party thereto from time to time and the Purchaser. Capitalized terms used herein and not defined herein are used herein as defined in the Purchase Agreement.

        The Purchase Agreement, among other things, (i) provides for the purchase of the Senior Subordinated Notes by the Purchaser in an aggregate principal amount not to exceed at any time outstanding the Principal Amount set forth above, the indebtedness of the Company resulting from such purchase being evidenced by the Notes (including this Senior Subordinated Note) and (ii) contains provisions for acceleration of the maturity of the unpaid principal amount of the Notes (including this Senior Subordinated Note) upon the happening of certain stated events and also for prepayments on account of the principal hereof and accrued and unpaid interest thereon prior to the maturity hereof upon the terms and conditions therein specified.

        This Senior Subordinated Note is subject to the subordination provisions contained in Article XII of the Purchase Agreement.

        Demand, diligence, presentment, protest and notice of non-payment and protest is hereby waived by the Company.

        This Senior Subordinated Note shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

*    *    *

[SIGNATURE PAGE TO SENIOR SUBORDINATED NOTE]

        IN WITNESS WHEREOF, the Company has caused this Senior Subordinated Note to be executed and delivered by their respective duly authorized officer as of the day and year and at the place set forth above.

DARLING INTERNATIONAL INC.
By:
Name: John O. Muse
Title: Executive Vice President-
Finance and Administration

TABLE OF CONTENTS

ANNEX A
ANNEX B
SCHEDULES
EXHIBITS